FIRST AMENDMENT TO THE

DISTRIBUTION AGREEMENT

CUSHING MLP FUNDS TRUST

THIS FIRST AMENDMENT, dated as of the 2nd day of April, 2012, to the Distribution Agreement dated as of October 1, 2010 (the “Agreement”) is entered into by and between CUSHING MLP FUNDS TRUST, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add an additional fund and to amend the name of the investment adviser;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement shall be amended and replaced in its entirety by the amended Exhibit A (“Amended Exhibit A”) attached herein.

Swank Energy Income Advisors, LP, the investment advisor to the Trust, is now known as Cushing MLP Asset Management, LP. Accordingly, all references to Swank Energy Income Advisors, LP in the Agreement shall be replaced by Cushing MLP Asset Management, LP.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

CUSHING MLP FUNDS TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Daniel L. Spears	By:	/s/ James R. Schoenike

Name:	Daniel L. Spears	Name:	James R. Schoenike

Title:	Executive Vice President	Title:	President

CUSHING MLP ASSET MANAGEMENT, LP

By:	/s/ Jerry V. Swank

Name:	Jerry V. Swank

Title:	Managing Partner

Amended Exhibit A

to the

Distribution Agreement

Fund Names

Separate Series of Cushing MLP Funds Trust

Name of Series

The Cushing MLP Premier Fund

The Cushing Royalty Energy Income Fund